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                                                                    EXHIBIT 10.1

                                   [GRAPHICS]

FY04 BONUS PLAN

            ANALOG DEVICES U.S.-BASED EMPLOYEES

Analog Devices places great value in sharing our company's success with those who make it possible--our employees. One of the ways we're able to do this is through the Analog Devices Bonus Plan. The aim of the Bonus Plan is to encourage all of us to participate in reaching company goals and to share the rewards of our achievements.

JERRY FISHMAN
President & CEO

                                                           [ANALOG DEVICES LOGO]

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THE FY04 BONUS PLAN

Analog Devices is a growth company. Given our focus on the highest growth segments of the semiconductor industry--analog integrated circuits, digital signal processing and micro-electro mechanical systems--we believe it is possible and necessary to grow at rates faster than the industry moving forward. Throughout the down cycle of the past couple of years, we have continued to invest in R&D at rates consistent with much higher revenues in order to strengthen our position as the cycle turns. As sales continue to grow, it is critical to focus on those products that not only grow but achieve high profit levels.

Therefore, we have decided to simplify the Bonus Plan for 2004 to focus on one key metric--operating profit before taxes (OPBT), which implicitly requires high sales growth and high return on assets to meet our goals.

With our current mix of business and an eye towards competitive profit margins, our goal is to operate with an OPBT as a percentage of revenues at the 30% level as we exit 2004. At this level, the bonus payout factor would be 1.5. The Plan is designed to pay a 1.0 bonus at an OPBT of 27%.

Under our current business plan for 2004, we estimate that the payout factor for the first bonus period, which is the first half of FY04, will be somewhat below 1, and the second bonus period factor will slightly exceed 1 by the end of the Plan year. Of course, the actual payout will depend on the actual results, which will likely be above or below our business plan. The Plan is designed to allow bonus payments to accelerate substantially as operating profit, as a percentage of sales increases, as outlined in the graph below.

The FY04 Bonus Plan is consistent with ADI's long-term business objectives of high growth and profitability.

WE CAN MAKE A DIFFERENCE

All ADI employees can contribute to achieving our goals by working to control expenses, minimize waste, increase customer satisfaction, develop new products on time, and improve process efficiency.

CALCULATING BONUS PAYMENTS

The bonus payout factor is determined by using the percentage of OPBT as a percentage of sales that we achieve in a given bonus period. As indicated in the graph below, if we achieve an OPBT of 27% for the bonus period, then the bonus factor utilized will be 1.0. Each fiscal year, the first bonus period consists of the first and second quarters, and the second bonus period consists of the third and fourth quarters.

                                    [GRAPH]

The maximum payout for the FY04 Bonus Plan is 3 X target. For any bonus period during which our OPBT is 20% or less, there will be no bonus payout for that bonus period.

To determine the potential individual gross bonus payment for each employee, the bonus payout factor is multiplied by an eligible employee's accumulated earnings for the bonus period and their individual bonus target percentage. The percentage of earnings used in the bonus calculation varies by job grade.

Example:

Accumulated eligible earnings for the bonus period       $15,000
Bonus target for your job grade                                4%
Payout factor for the bonus period                           0.8
Gross bonus (before tax) payment: $15,000 X 4% X 0.8     $   480

Earnings included in the bonus calculation:

-     Base pay

-     Holiday pay

-     Shift differential

-     Bereavement pay

-     Sick pay

-     Jury duty pay

-     Vacation pay

-     Alternative work schedule pay

-     Military leave pay

Earnings excluded from the bonus calculation:

-     Overtime pay

-     Bonus payments from a previous bonus period

-     Other payments that are taxable but not considered regular earnings

Bonus payments are not eligible for company basic or matching contributions for the TIP program.

WHEN BONUS PAYMENTS ARE MADE

Bonus payments will be made on a semiannual basis in June and December, approximately six weeks after the end of 2Q and 4Q. The Plan is effective November 1, 2003, and covers the period from November 1, 2003, to October 31, 2004.

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WHO'S ELIGIBLE?

Most ADI employees are eligible to participate in the Bonus Plan if they are actively employed during the applicable bonus period and remain employed on the date bonus payments are made. New employees are eligible to participate in the Plan during their first full quarter of employment.

The following situations shall EXCLUDE an employee from participating in the
Plan:

- Employee is already covered under a field sales, field application engineering, or other incentive program.

- Employee voluntarily terminates employment at ADI before the end of the bonus period or before the date payouts are made.

- Employee receives a 'Needs Improvement' or 'Marginal' performance rating (where applicable) during the bonus period.

-     Employee receives a final written warning during the bonus period.

- Co-op, intern, and temporary employees are not eligible for participation in the Plan.

OTHER INFORMATION ABOUT THE BONUS PLAN

HOW CHANGES IN YOUR EMPLOYMENT STATUS AFFECT BONUS PAYMENTS

-     If your job grade and bonus target change during the bonus period:

      Your bonus target will be based on the job grade that was effective at the end of the bonus period.

-     If you change work shifts during the bonus period:

      Because shift differential paid during the bonus period is included as part of your earnings for the bonus calculation, your bonus payment already will take into consideration any shift differential earnings that you may have for the period.

-     If you transfer business units:

      If you transfer between business units, your earnings records transfer with you, so your bonus amount is based on the total accumulated eligible earnings for the bonus period.

-     If you change status between full-time and part-time working hours:

      Because your bonus amount is based on your accumulated paid earnings for the bonus period, your bonus calculation will take into account any change in status, such as part-time to full-time or full-time to part-time working hours.

-     If you are on leave of absence or disability for part of the bonus period:

      The bonus is paid based on your earnings while actively at work during the period (not on short-term disability, long-term disability, or voluntary leave of absence). Therefore, any pay received during your leave of absence will be excluded from your accumulated paid earnings for bonus calculation purposes.

-     If you are a new employee:

      You are eligible for a bonus payment during the first full quarter of employment. For example, if you were hired during 1Q, your bonus payment for the first half of the year would be based on eligible earnings for 2Q only--your first full quarter of employment.

BONUS PLAN DESIGN

The Bonus Plan is designed to reward all eligible employees for contributing to company-wide business goals during each fiscal year. It also serves as an incentive for continued employment with ADI. The Bonus Plan design, or portions of the design, may change as the company's focus moves to different company-wide performance goals that are determined to be critical during that fiscal year. Below certain levels, ADI's results may not be competitive and may not meet key business performance measures. At these low levels of business performance, no bonus would be paid.

Unless modified or terminated earlier as provided for in this Plan, all prior bonus plans have expired of their own terms or have been revoked and withdrawn. This Plan supersedes all prior written or oral bonus and incentive plans, promises, agreements, practices, understandings, negotiations, and/or incentive arrangements.

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WORLDWIDE
HEADQUARTERS
One Technology Way
P.O. Box 9106
Norwood, MA
02062-9106 U.S.A.
Tel: 781.329.4700,
(1.800.262.5643.
U.S.A. only)
Fax: 781.326.8703

ANALOG DEVICES, INC.
EUROPE
c/o Analog Devices SA
17-19, rue Georges Besse
Parc de Haute
Technologie d'Antony
F-92182
Antony Cedex, France
Tel: 33.1.46.74.45.00
Fax: 33.1.46.74.45.01

ANALOG DEVICES, INC.
JAPAN HEADQUARTERS
New Pier Takeshiba
South Tower Building
1-16-1 Kaigan,
Minato-ku, Tokyo
105-6891, Japan
Tel: 813.5402.8210
Fax: 813.5402.1063

ANALOG DEVICES, INC.
SOUTHEAST ASIA
HEADQUARTERS
RBS Tower, Rm 4501-3
Times Square
1 Matheson Street
Causeway Bay
Hong Kong, PRC
Tel: 852.2.506.9336
Fax: 852.2.506.4755

The Plan brochure provides a summary of the FY04 Bonus Plan. If you need further information, please ask your supervisor or human resources consultant. Analog Devices reserves the right to modify the Bonus Plan at the sole discretion of management. All changes to the Bonus Plan are subject to the approval of ADI's Board of Directors.

(C) 2004 Analog Devices, Inc. All rights reserved.
Trademarks and registered trademarks are the property      [ANALOG DEVICES LOGO]
of their respective owners.
Printed in the U.S.A.                  BR04730-0-2/04